UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Diamond Hill Investment Group, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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DIAMOND HILL INVESTMENT GROUP, INC.

ANNUAL LETTER TO SHAREHOLDERS

March 14, 2013

Dear Fellow Shareholders:

From the beginning, we have placed our fiduciary responsibility to our clients at the top of our corporate objectives. The fulfillment of this responsibility is necessary (but not sufficient) for our continued business success. Through separate accounts, mutual funds, and limited partnerships, all of our strategies have provided our clients with competitive investment returns since their respective inceptions. For the five-year period beginning in 2008 (the year of the financial crisis) through the end of 2012, our clients’ investment results were closer to average, yet improving in the last six months of 2012. My belief is that over the next five years, we will achieve better than average results for our clients, continuing to fulfill our primary corporate objective as a fiduciary to our clients with competitive long-term investment results.

Financial Results

Revenue was $67 million in 2012 compared with $64 million in 2011 and $41 million in 2007. Assets under management (AUM) finished the year at $9.4 billion, up from $8.7 billion in 2011 and $4.4 billion in 2007. Our operating profit margin of 36.7% was slightly ahead of 2011. We believe that our growth and profitability last year was above average for our industry and much better than average for companies similar in size. These financial results are consistent with meeting our secondary corporate goal to grow the intrinsic value per share value of Diamond Hill. With our existing strategy offerings, we estimate AUM capacity in the range of $20 to $30 billion.

Five years ago, Diamond Hill paid its first cash dividend, and we have paid a cash dividend each year since. In total, we have paid $46 per share in cash dividends, about 60% of which represented a return of capital. It is important to note that during the past five years, our tangible book value per share has declined due to these dividends, from $17.52 at the end of 2007 to $6.86 at the end of 2012. The dividends of $46 per share and the $10.66 decline in tangible book value per share results in a net number of $35.34 per share, which represents one measure of change in shareholder value during the past five years (an annualized rate of 15% percent for the five years). While tangible book value is a component of intrinsic value, the percentage of intrinsic value represented varies considerably between companies.

The above discussion is comparable with another popular measure: total shareholder return (TSR), which takes into account both cash returned to shareholders and change in stock price. For us, this results in a calculation of about 12% annualized over the past five years. TSR is similar to the evaluation of professional investors like us. The efficacy of our portfolio management is evaluated based on a total return which includes both dividends paid on our holdings and stock price changes. We purchase stocks for client portfolios that are at a discount to our estimate of intrinsic value, and we sell stocks when they reach our estimate of intrinsic value. Since our firm’s inception, we have done this well resulting in above average results for our clients, growth in our business, and growth in Diamond Hill’s intrinsic value per share. Much of that value has been distributed to shareholders as mentioned above. While the current stock price represents the market’s estimate of a company’s intrinsic value, a premise of our investment philosophy is that price and intrinsic value often differ, sometimes substantially. Thus, we believe the relevant measure of value creation (in addition to cash returned to shareholders) is the change in Diamond Hill’s intrinsic value.

Firm Sustainability

During our first five years, Diamond Hill became financially viable, and during the next five years, the firm became consistently profitable. In my 2009 shareholder letter, dated April 5, 2010, I stated that we would spend the next five years continuing to build our infrastructure and capacity to make the firm sustainable. Creating sustainability helps us in fulfilling our fiduciary duty to clients while also providing a key component for growth in the firm’s intrinsic value. Given the competitive nature of our industry, to achieve sustainability we must attract and retain talented investment personnel. We have continued to grow our internal research capabilities with the addition of three new research associates in 2012. Our research team now consists of 15 research analysts and 6 research associates, and importantly, we have had no turnover in our equity portfolio manager or our research analyst ranks. Our research is primarily focused on U.S. companies; however, we have been expanding our focus to include international companies with the objective of being better investors through a deeper understanding of non-U.S. based companies in this time of increasing globalization. It is possible that these additional international research capabilities may lead us to establish global and international strategies in the future; however, there are no active plans for a new global or international strategy at this time.

We must also attract and retain people who contribute to the other important aspects of our business. In recent years, we have expanded our sales, marketing, and client services staff as our opportunities and revenue increased in response to our investment results. Most significantly, Lisa Wesolek joined us in 2012 as Managing Director and Head of Distribution. Prior to joining Diamond Hill, Lisa held senior roles at various institutions including JPMorgan Asset Management and Wells Fargo Funds Management Group.

Succession Planning

The process of succession planning is among the most important efforts underway at Diamond Hill. My own plan is to continue to serve as CEO through the end of 2015 and as an investment team member and portfolio manager for our Long-Short strategy beyond 2015. Because of this plan, it is increasingly important that my duties be shared among the many talented individuals at Diamond Hill in order to achieve organizational sustainability. In December 2012, we named a Senior Management Team with Co-Chief Investment Officer Chris Bingaman, Co-Director of Research Rick Snowdon, and Head of Distribution Lisa Wesolek joining Chief Financial Officer Jim Laird and me. We now have deep experience in all functions of our business, which will help us continue the success of our first twelve years.

Alignment of Interests

Our success is dependent on a proven investment philosophy combined with high-performing people and alignment of our interests with those of our clients. Diamond Hill associates are aligned with clients as a result of their personal investments in U.S. equities through our Diamond Hill Funds, rather than funds of other investment managers or individual equity securities. Collectively, Diamond Hill associates are one of the largest shareholders in our Funds. Also, every Diamond Hill associate is an owner in the firm through grants of Diamond Hill stock at the outset of their employment, 401(k) matching, and eligibility for incentive compensation paid in Diamond Hill shares, the latter of which is restricted from sale for five years reinforcing our long-term investment temperament. In fact, we believe that taking a long-term view is perhaps our greatest competitive advantage. While the perception of near-term profit opportunities often attracts significant amounts of capital and erodes excess returns, there are far fewer investors willing to deploy capital based on an investment horizon of five years or more. At many institutions, the career risk associated with being wrong in the short term is simply too great for analysts to consider investment opportunities that may play out over years instead of quarters.

At our annual meeting this April, we will honor our outgoing Audit Committee Chairman Dave Lauer. Dave was first elected to the board in 2002, and his vast knowledge and experience has been especially valuable in helping us to provide our shareholders with financial statements that are both transparent and thorough. I would like to thank my colleagues and our Board of Directors for their support. Over my remaining three years as CEO, I intend to strive for continuous improvement in all areas of our business, and as a portfolio manager (a role in which I intend to continue for many years after 2015) I intend to serve our clients with competitive investment returns.

Sincerely,

R. H. Dillon

President and Chief Executive Officer

Diamond Hill Investment Group, Inc.

325 John H. McConnell Boulevard, Suite 200

Columbus, Ohio 43215

March 14, 2013

Dear Shareholders:

We cordially invite you to attend the 2013 Annual Meeting of Shareholders of Diamond Hill Investment Group, Inc. to be held at 325 John H. McConnell Blvd., Columbus, Ohio 43215, on Wednesday, April 24, 2013, at 2:00 p.m. Eastern Daylight Saving Time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on our operations and our directors and officers will be present to respond to any appropriate questions you may have. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend the meeting. Your vote is important, regardless of the number of shares you own.

Sincerely,

R. H. Dillon

President and CEO

Diamond Hill Investment Group, Inc.

325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 24, 2013

Notice is hereby given that the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of Diamond Hill Investment Group, Inc. (the “Company”), will be held at 325 John H. McConnell Blvd., Columbus, Ohio 43215, on Wednesday, April 24, 2013, at 2:00 p.m. Eastern Daylight Saving Time to consider and act upon the following matters:

1) To elect seven directors to serve on the Company’s Board of Directors until the Company’s 2014 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2) To consider and vote upon a proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

3) To consider and vote upon a non-binding, advisory resolution to approve the compensation of the Company’s named executive officers; and

4) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Action may be taken on the foregoing proposals at the Annual Meeting or at any adjournment of the Annual Meeting. The Board of Directors has fixed the close of business on March 1, 2013, as the record date for determination of the shareholders entitled to vote at the Annual Meeting and any adjournments thereof. You are requested to complete, sign and date the enclosed form of proxy, which is solicited by the Company’s Board of Directors, and to mail it promptly in the enclosed envelope. Alternatively, you may vote by phone by using the control number identified on your proxy or electronically over the Internet in accordance with the instructions on the enclosed proxy. Returning the enclosed proxy card, or transmitting voting instructions electronically through the Internet or by telephone, does not affect your right to vote in person at the Annual Meeting. If you attend the Annual Meeting, you may revoke your proxy and vote in person if your shares are registered in your name.

THE PROMPT RETURN OF YOUR PROXY WILL SAVE THE COMPANY THE EXPENSE OF MAKING FURTHER REQUESTS FOR PROXIES IN ORDER TO OBTAIN A QUORUM. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ALTERNATIVELY, REFER TO THE INSTRUCTIONS ON THE PROXY CARD TO TRANSMIT YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE.

By order of the Board of Directors,

James F. Laird

Secretary

Columbus, Ohio

March 14, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2013:

The Proxy Statement and the Company’s 2012 Annual Report to Shareholders are available without charge at the following location:

http://www.diamond-hill.com/pdf/imr/proxy-annual-report-final-print.pdf

Diamond Hill Investment Group, Inc.

325 John H. McConnell Boulevard, Suite 200

Columbus, Ohio 43215

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

DIAMOND HILL INVESTMENT GROUP, INC.

TO BE HELD ON APRIL 24, 2013

This Proxy Statement is being furnished to the shareholders of Diamond Hill Investment Group, Inc., an Ohio corporation (the “Company”, “we”, “us” or “our”), in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the Company’s 2013 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on April 24, 2013, and any adjournment thereof. A copy of the Notice of Annual Meeting accompanies this Proxy Statement. This Proxy Statement and the enclosed proxy are first being mailed to shareholders on or about March 14, 2013. Only shareholders of record at the close of business on March 1, 2013, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting.

The purposes of this Annual Meeting are:

1) To elect seven directors to serve on the Board until the Company’s 2014 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2) To consider and vote upon a proposal to ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

3) To consider and vote upon a non-binding, advisory resolution to approve the compensation of the Company’s named executive officers; and

4) To transact such other business that may properly come before the Annual Meeting or any adjournment thereof.

Those common shares represented by (i) properly signed proxy cards received by the Company prior to the Annual Meeting or (ii) properly authenticated voting instructions recorded electronically over the Internet or by telephone prior to 11:59 p.m. Eastern Daylight Saving Time on April 23, 2013 and, in each case, that are not revoked will be voted at the Annual Meeting as directed by the shareholders. If a shareholder submits a valid proxy and does not specify how the common shares should be voted, they will be voted as recommended by the Board. The proxy holders will use their best judgment regarding any other matters that may properly come before the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2013:

The Proxy Statement and the Company’s 2012 Annual Report to Shareholders are available without charge at the following location:

http://www.diamond-hill.com/pdf/imr/proxy-annual-report-final-print.pdf

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	When and where will the Annual Meeting take place?

A:	The Annual Meeting will be held at 325 John H. McConnell Blvd., Columbus, Ohio 43215, on Wednesday, April 24, 2013, at 2:00 p.m. Eastern Daylight Saving Time. You may also listen live to the Annual Meeting via audio conference by calling 1-888-424-8151 [use confirmation code 9190 483# when prompted] and you can view presentation materials in the “News and Updates” section of our website, http://www.diamond-hill.com.

Q:	What may I vote on?

A:	At the Annual Meeting, you will be asked to consider and vote upon: (i) the election of seven directors to serve on the Board until the Company’s 2014 Annual Meeting of Shareholders and until their successors have been duly elected and qualified; (ii) a proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and (iii) a non-binding, advisory resolution to approve the compensation of the Company’s named executive officers.

Q:	What do I need to do now?

A:	After carefully reading this Proxy Statement, indicate on the enclosed proxy card how you want your shares to be voted and sign and mail the proxy card promptly in the enclosed envelope. Alternatively, you may vote by phone by using the control number identified on your proxy card, or vote over the Internet in accordance with the instructions on your proxy card. The deadline for transmitting voting instructions over the Internet or telephonically is 11:59 p.m. Eastern Daylight Saving Time on Tuesday, April 23, 2013. If you vote by phone or over the Internet you do not need to return a proxy card. You should be aware that if you vote over the Internet or by phone, you may incur costs associated with electronic access, such as usage charges from Internet service providers and telephone companies.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered in more than one account, you will receive more than one proxy card. If you intend to vote by mail, sign, date and return all proxy cards to ensure that all your shares are voted. If you are a record holder and intend to vote by telephone or over the Internet, you must do so for each individual proxy card you receive.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Many shareholders are beneficial owners, meaning they hold their shares in “street name” through a broker, bank or other nominee. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record.    For shares registered directly in your name with the Company’s transfer agent, you are considered the shareholder of record and we are sending this Proxy Statement and related materials directly to you. As a shareholder of record, you have the right to vote in person at the Annual Meeting or you may grant your proxy directly to the Board’s designees by completing, signing and returning the enclosed proxy card, or transmitting your voting instructions over the Internet or by phone.

Beneficial Owner.    For shares held in “street name”, you are considered the beneficial owner and this Proxy Statement and related materials are being forwarded to you by your broker, bank or other nominee, who is the shareholder of record. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares. Your broker or nominee will provide you with information on the procedures you must follow to instruct them how to vote your shares or how to revoke previously given voting instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:

Your broker will vote your shares in the manner you instruct and you should follow the voting instructions provided to you by your broker. However, if you do not provide voting instructions to your broker, it may vote your shares in its discretion on certain “routine” matters. The ratification of the appointment of KPMG as our independent registered public accounting firm for the 2013 fiscal year is considered routine, and if you do not submit voting instructions, your broker may choose, in its discretion, to vote or not vote your shares on the ratification. None of the other matters to be voted on at the Annual Meeting are routine, and your broker may not vote your shares on those matters without your instructions.

Q:	May I revoke my proxy or change my vote after I have mailed a proxy card or voted electronically over the Internet or by telephone?

A:	Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting. If you are the record holder of the shares, you can do this in three ways:

•	send a written statement to James F. Laird, our Secretary, stating that you would like to revoke your proxy, which must be received prior to the Annual Meeting;

•

send a newly signed and later-dated proxy card, which must be received prior to the Annual Meeting, or submit later-dated electronic voting instructions over the Internet or by telephone no later than 11:59 p.m. Eastern Daylight Saving Time on April 23, 2013; or

•

attend the Annual Meeting and revoke your proxy in person prior to the start of voting at the Annual Meeting or vote in person at the Annual Meeting (attending the Annual Meeting will not, by itself, revoke your proxy or a prior Internet or telephone vote).

If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker or nominee, and you should review the instructions provided by your broker or nominee to determine the procedures you must follow.

Q:	Can I vote my shares in person at the Annual Meeting?

A:	You may vote shares held of record in person at the Annual Meeting. If you choose to attend, please bring the enclosed proxy card and a form of identification. If you are a beneficial owner and you wish to attend the Annual Meeting and vote in person, you will need a signed proxy from your broker or other nominee giving you the right to vote your shares at the Annual Meeting and a form of identification. To obtain directions to attend the Annual Meeting and vote in person, please call James F. Laird, the Company’s Secretary, at (614) 255-3353 or visit the Company’s website, http://www.diamond-hill.com/cgi-bin/cu/office-location.pl.

Q:	How will my shares be voted if I submit a proxy without voting instructions?

A:	If you submit a proxy and do not indicate how you want your shares voted, your proxy will be voted on the matters presented as recommended by the Board. The Board’s recommendations are set forth in this Proxy Statement.

Q:	Who can answer my questions about how I can submit or revoke my proxy or vote by phone or via the Internet?

A:	If you are a record shareholder and have more questions about how to submit your proxy, please call James F. Laird, the Company’s Secretary, at (614) 255-3353. If you are a beneficial owner, you should contact your broker or other nominee to determine the procedures you must follow.

THE ANNUAL MEETING

The Annual Meeting will be held at 325 John H. McConnell Blvd., Columbus, Ohio 43215, on Wednesday, April 24, 2013, at 2:00 p.m. Eastern Daylight Saving Time. The purposes of the Annual Meeting are to consider and vote upon (i) the election of seven directors to serve on the Board until the Company’s 2014 Annual Meeting of Shareholders and until their successors have been duly elected and qualified; (ii) a proposal to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and (iii) a non-binding, advisory resolution to approve the compensation of the Company’s named executive officers. We are not currently aware of any other matters that will come before the Annual Meeting.

PROCEDURAL MATTERS

Record Date

Only our shareholders of record at the close of business on March 1, 2013, the record date, will be entitled to vote at the Annual Meeting. As of the record date, there were 3,231,318 of common shares outstanding and entitled to vote at the Annual Meeting.

Proxy

Your shares will be voted at the Annual Meeting as you direct on your signed proxy card or in your telephonic or Internet voting instructions. If you submit a proxy card without voting instructions, it will be voted as recommended by the Board. These recommendations are set forth in this Proxy Statement. The duly appointed proxy holders will vote in their discretion on any other matters that may properly come before the Annual Meeting.

Voting

Each outstanding share may cast one vote on each separate matter of business properly brought before the Annual Meeting. If you hold shares in street name, the Board encourages you to instruct your broker or other nominee as to how to vote your shares.

A shareholder voting in the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to (i) the number of directors to be elected (seven), multiplied by (ii) the number of shares held by the shareholder, or may distribute such shareholder’s total votes among as many candidates as the shareholder may select. However, no shareholder will be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to voting and a shareholder has given us notice at least 48 hours prior to the Annual Meeting of the intention to cumulate votes. The proxies the Board is soliciting include the discretionary authority to cumulate votes. If cumulative voting occurs at the Annual Meeting, the proxies intend to vote the shares represented by proxy in a manner to elect as many of the seven director nominees as possible. Cumulative voting only applies to the election of directors.

Director elections.    The affirmative vote of the holders of a plurality of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote is required for the election of directors, and the seven nominees receiving the most votes will be elected.

Ratification of selection of independent registered public accounting firm.    The affirmative vote of a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to ratify the selection of KPMG as the Company’s independent registered public accounting firm for fiscal year 2013.

Advisory approval of named executive officer compensation.    The affirmative vote of a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required for shareholder advisory approval of the compensation of the Company’s named executive officers.

Effect of broker non-votes and abstentions.    Under the applicable regulations of the Securities and Exchange Commission (the “SEC”) and the rules of exchanges and other self-regulatory organizations of which the brokers are members, brokers who hold common shares in street name may sign and submit proxies and may vote our common shares on certain “routine” matters. The ratification of KPMG is considered routine. Brokers may not vote street name shares on the election of directors or approval of the compensation of our named executive officers without specific instructions from the customer who owns the shares. Proxies that are signed and submitted by brokers that have not been voted on certain matters are referred to as “broker non-votes.”

Neither broker non-votes nor abstentions will have any effect on the election of directors. Abstentions will have the same effect as a vote against the ratification of the appointment of KPMG and the advisory approval of named executive officer compensation; although, broker non-votes will have no effect on those proposals.

Quorum

Business can be conducted at the Annual Meeting only if a quorum, consisting of at least the holders of a majority of our outstanding shares entitled to vote, is present, either in person or by proxy. Abstentions and broker non-votes will be counted toward establishing a quorum. If a quorum is not present at the time the Annual Meeting is convened, a majority of the shares represented in person or by proxy may adjourn the Annual Meeting to a later date and time, without notice other than announcement at the Annual Meeting. At any such adjournment of the Annual Meeting at which a quorum is present, any business may be transacted which might have been transacted at the Annual Meeting as originally called.

Solicitation; Expenses

The Company will pay all expenses of the Board’s solicitation of the proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the Notice, form of proxy and Proxy Statement, postage for return envelopes, the handling and expenses for tabulation of proxies received, and charges of brokerage houses and other institutions, nominees or fiduciaries for forwarding such documents to beneficial owners. The Company will not pay any electronic access charges associated with Internet or telephonic voting incurred by a shareholder. The Company may solicit proxies in person or by telephone, facsimile or e-mail. Officers, directors and employees of the Company may also assist with solicitation and will receive no additional compensation for their services.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and you should not rely on any such information or representation. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

Requests for Proxy Statement and Annual Report on Form 10-K; Internet Availability

Our Annual Report on Form 10-K for the year ended December 31, 2012, including audited consolidated financial statements, accompanies this Proxy Statement but is not a part of the proxy solicitation material. We are delivering a single copy of this Proxy Statement and the Form 10-K to multiple shareholders sharing an address unless we have received instructions from one or more of the shareholders to the contrary. We will promptly deliver a separate copy of the Proxy Statement and/or Form 10-K, at no charge, upon receipt of a written or oral request by a record shareholder at a shared address to which a single copy of the documents was delivered. Written or oral requests for a separate copy of the documents, or to provide instructions for delivery of documents in the future, may be directed to James F. Laird, Secretary of the Company, at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215 or by phone at (614) 255-3333.

Additionally, this Proxy Statement and our Annual Report on Form 10-K are available on the internet free of charge at: http://www.diamond-hill.com/pdf/imr/proxy-annual-report-final-print.pdf.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth beneficial ownership of our common shares as of the record date, March 1, 2013, by (a) all persons known by us to own beneficially five percent or more of the Company’s outstanding shares, (b) each director and director nominee, (c) our Chief Executive Officer and Chief Financial Officer (each, a “named executive officer”), and (d) all of our executive officers, directors, and nominees as a group. Although not required, we have also decided to voluntarily disclose all common shares beneficially owned by all other employees of the Company, excluding the executive officers. Unless otherwise indicated, the named persons exercise sole voting and dispositive power over the shares listed. None of the named persons have any outstanding options.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
R. H. Dillon	300,985	(2)	9.3%
Randolph J. Fortener	—		*
James F. Laird	73,889	(2)	2.3%
David P. Lauer	7,785		*
Peter J. Moran	13,575		*
Donald B. Shackelford	11,705	(3)	*
Bradley C. Shoup	6,000		*
Frances A. Skinner	6,935		*
Directors, nominees, and executive officers as a group (7 persons)	420,874		13.0%
All other employees of the Company (79 persons)(4)	605,850	(5)	18.7%
5% Beneficial Owners
BlackRock, Inc.(6)	195,872		6.1%
40 East 52nd Street
New York, NY 10022
Wells Fargo & Company(7)	172,194		5.3%
420 Montgomery Street
San Francisco, CA 94104

(1)	Beneficial ownership of less than one percent is represented by an asterisk (*). The percent of class is based upon (a) the number of shares beneficially owned by the named person, divided by (b) the total number of shares which are issued and outstanding as of March 1, 2013 (3,231,318 shares).

(2)	Includes 2,598 shares for Mr. Dillon and 3,122 shares for Mr. Laird, which are held in the Company’s 401(k) plan, over which the Trustees of the 401(k) Plan possess the voting power and which are subject to restrictions on the power to dispose of these shares.

(3)	Includes 11,705 shares for Mr. Shackelford that are held in Trust.

(4)	Includes all employees of Diamond Hill Investment Group, Inc. and its subsidiaries as of March 1, 2013, excluding executive officers. Each employee has sole voting power. Certain shares are subject to restrictions on the power to dispose of the shares. The employees do not constitute a Group as defined by Rule 13d-1 of the Exchange Act.

(5)	Includes 78,455 shares held in the Company’s 401(k) plan, over which the Trustees of the 401(k) Plan possess the voting power and which are subject to restrictions on the power to dispose of these shares.

(6)	Based on information contained in a Schedule 13G/A filed with the SEC on February 6, 2013, by BlackRock, Inc. In this Schedule 13G/A, BlackRock, Inc. reported sole voting power and sole dispositive power over 195,872 shares on behalf of the following subsidiaries: BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, and BlackRock Investment Management, LLC.

(7)	Based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2013, by Wells Fargo & Company. In this Schedule 13G/A, Wells Fargo & Company reported sole voting power and sole dispositive power over 172,194 shares on its own behalf and on behalf of the following subsidiaries: Wells Fargo Advisors Financial Network, LLC, Wells Fargo Bank, National Association, and Wells Fargo Advisors, LLC.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than ten percent of the Company’s shares, to file with the SEC initial reports of ownership on Form 3 and reports of changes in ownership on Form 4 and Form 5. Executive officers, directors and persons who beneficially own more than ten percent of the Company’s securities are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports they file with the SEC. Based solely upon a review of the Forms 3, 4 and 5 furnished to the Company by these persons and statements made by these persons that no other Section 16(a) reports were required to be filed by them, there were, to the Company’s knowledge, no late or unfiled reports during the year ended December 31, 2012.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board guides the strategic direction of the Company and oversees its management. All of the Company’s directors are elected annually. Pursuant to the recommendation of the Nominating and Governance Committee, the Board has nominated the seven nominees listed below, six of whom are incumbents. All have been nominated by the Board to hold office until the next annual meeting of shareholders and until their respective successors are elected and qualified.

David P. Lauer, who has served as a director of the Company since 2002 and is the chairman of the Audit Committee, will be retiring from the Board at the Annual Meeting and will not stand for reelection. The Board would like to thank Mr. Lauer for his dedicated service to the Company. The Board, upon recommendation of the Nominating and Governance Committee, has nominated Randolph J. Fortener for election to the seat being vacated by Mr. Lauer. Mr. Fortener was recommended for nomination by Mr. Lauer, the CEO, and the Chairman, who have known Mr. Fortener for more than 20 years.

If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the Meeting, proxies will be voted FOR the election of a replacement recommended by the Nominating and Governance Committee and approved by the Board.

Director Independence

The Board has determined that, with the exception of Mr. Dillon and Mr. Laird, all of our current directors and director nominee Mr. Fortener are independent under the rules and independence standards of The NASDAQ Stock Market (“NASDAQ”), as well as applicable SEC requirements. There are no family relationships among our directors and executive officers.

The Nominees

The Board has determined that all of our director nominees are qualified to serve as directors of the Company. In addition to the specific business experience listed below, each of our director nominees has the tangible and intangible skills and attributes which we believe are required to be an effective director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a director of the Company, and the character and integrity we expect of our directors. The specific qualifications of each individual nominee are set forth under his or her name below.

R. H. Dillon, CFA, age 56, has been a director of the Company since 2001, and the President and CEO of the Company since 2000. Prior to joining the firm in 2000, Mr. Dillon had been employed as a portfolio manager by Loomis, Sayles & Company since 1997. Mr. Dillon has over 30 years of experience in the investment management industry.

Mr. Dillon received his BS and MA from The Ohio State University and his MBA from University of Dayton. Mr. Dillon also holds the Chartered Financial Analyst designation.

The Board believes that Mr. Dillon’s qualifications to serve on the Board include his 12 years of experience as CEO and a Portfolio Manager of the Company, his in depth knowledge and involvement in the Company’s operations and his more than 30 years of experience as an investment professional.

Randolph J. Fortener, age 59, is a nominee for election as an independent director of the Company. Mr. Fortener has worked at the Crane Group, a private holding and management company, based in Columbus, Ohio, since 1990 and currently serves as the president of Crane Investment Company, a position that he has held since 2007. As president of Crane Investment Company, Mr. Fortener directs all investment and acquisition activity for the company. Prior to joining the Crane Group, Mr. Fortener was a partner at Deloitte, a big four accounting firm, providing services to investment banking firms. Mr. Fortener also specialized in estate and tax planning for privately held businesses while with Deloitte. Mr. Fortener has over 35 years of business experience with an emphasis on corporate acquisitions and investments.

Mr. Fortener has served on numerous corporate boards and has served as chairman for many of them. Currently, Mr. Fortener is an appointed board member of the Columbus Metropolitan Library and serves on the board of The Breathing Association.

Mr. Fortener received a BS in accounting from The University of Findlay and an MBA in finance from the University of Dayton and is a Certified Public Accountant (inactive).

The Board believes that Mr. Fortener’s qualifications to serve on the Board include his substantial experience in accounting and financial matters, including his significant experience as a certified public accountant, his current role as President of Crane Investment Company, and his experience on other corporate boards.

James F. Laird, CPA, age 56, has been a director of the Company since 2011, and the Chief Financial Officer of the Company and President of Diamond Hill Funds since 2001. Prior to joining the firm in 2001, Mr. Laird was employed as a Senior Vice President for Villanova Capital since 1999 and Vice President and General Manager for Nationwide Advisory Services, Inc. from 1995 to 1999. Mr. Laird has over 25 years of experience in the investment management industry.

Mr. Laird received his BS in Accounting from The Ohio State University, is a Certified Public Accountant, and holds the Series 7, 24, 26, 27 and 63 securities licenses with the Financial Industry Regulation Authority.

The Board believes that Mr. Laird’s qualifications to serve on the Board include his 11 years of experience as CFO of the Company, his in depth knowledge and involvement in the Company’s operations and his more than 25 years of experience in the financial, operational, administrative, and distribution aspects of the investment management industry.

Peter J. Moran, age 52, has been an independent director of the Company since 2011, is the chairman of the Nominating and Governance Committee, and serves on the Compensation Committee. Mr. Moran has been a managing partner with DundeeWealth US, LP, an institutional investment management firm since 2008. Prior to joining DundeeWealth US, LP, he was a founder and managing partner with BHR Fund Advisors, LP from 2006 until its acquisition by DundeeWealth in 2008. From 2005 to 2006 he was President of Constellation Funds Group, LP. Prior to Constellation, he was employed at Turner Investment Partners as Managing Director of mutual fund, investment-only defined contribution and sub-advisory distribution. He has held several senior positions with leading investment management firms including J.P. Morgan Investment Management, Montgomery Asset Management and PIMCO/Pacific Life. Mr. Moran has over 25 years of experience in the investment management industry.

Mr. Moran received his BA in Economics from University of Richmond. Mr. Moran also holds the Chartered Financial Consultant and Chartered Life Underwriter designations and is a member of the Executive Committee of the Mutual Fund Education Alliance.

The Board believes that Mr. Moran’s qualifications to serve on the Board include his significant experience in the global investment management industry, including specific experience in the sales and distribution of investment management products.

Donald B. Shackelford, age 80, has been an independent director of the Company since 2005 and has served as board chairman since 2011, and serves on the Compensation Committee and the Nominating and Governance Committee. Mr. Shackelford retired from Fifth Third Bank, Central Ohio (successor to State Savings Bank) in 2008, where he served as Chairman from 1998 to 2008. Prior to joining Fifth Third Bank, Mr. Shackelford served as Chairman and CEO of State Savings Bank for 25 years, until its acquisition by Fifth Third Bank in 1998.

Mr. Shackelford served as a director of The Progressive Corporation, a national property and casualty insurance company from 1976 to 2010. Mr. Shackelford also serves on the board of Heads & Threads International, LLC, and Lowell Group, both of which are private or non-for-profit organizations. Mr. Shackelford also served as a director of Limited Brands, Inc. from 1976 to 2005.

Mr. Shackelford received his BA from Denison University and his MBA from Harvard Business School.

The Board believes that Mr. Shackelford’s qualifications to serve on the Board include his substantial experience in banking and financial services and his experience as a director of other public companies.

Bradley C. Shoup, age 54, has been an independent director of the Company since 2012 and serves on the Audit Committee. Mr. Shoup has been the Managing Director of Cox Partners Inc., a private investment partnership in a family office, since 2011. Prior to working at Cox Partners Inc., Mr. Shoup was Chief Investment Officer of Armstrong Equity Partners LP, a private investment partnership in the same family office. Prior to joining Armstrong, Mr. Shoup was President of BCS Capital Inc, an investment advisory firm from 2003 to 2006. Prior to BCS Capital, he was a founding member of Relational Investors LLC, an institutional investment management firm. Mr. Shoup has over 20 years of experience in the investment management industry.

Mr. Shoup received his BS in Civil Engineering with Distinction from the University of Kansas and his MS from the Sloan School of Management at Massachusetts Institute of Technology.

The Board believes that Mr. Shoup’s qualifications to serve on the Board include his significant experience in the investment management industry, including his specific knowledge of and experience in investment management.

Frances A. Skinner, CFA, CPA, age 48, has been an independent director of the Company since 2010, is the chair of the Compensation Committee, and serves on the Audit Committee. Ms. Skinner has been a partner with AUM Partners, LLC, a management consulting firm specializing in the investment management industry, since 2009. Prior to joining AUM Partners, she was a principal with Focus Consulting Group, Inc. from 2003 to 2009. Ms. Skinner also spent 16 years at Allstate Investments, LLC, where she worked on developing compensation and incentive programs for investment professionals. Ms. Skinner has over 25 years of experience in the areas of investment management, finance and consulting. She is a co-author of the book High Performing Investment Teams (Wiley, 2006).

Ms. Skinner received her BA from St. Xavier University and her MBA from the University of Illinois — Chicago. Ms. Skinner also holds the Chartered Financial Analyst designation and is a Certified Public Accountant.

The Board believes that Ms. Skinner’s qualifications to serve on the Board include her significant experience in the global investment management industry and experience in developing and consulting on matters of leadership, teamwork, performance evaluation, and compensation practices.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF R. H. DILLON, RANDY J. FORTENER, JAMES F. LAIRD, PETER J. MORAN, DONALD B. SHACKELFORD, BRADLEY C. SHOUP, AND FRANCES A. SKINNER AS DIRECTORS OF THE COMPANY.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board held a total of six meetings during the year ended December 31, 2012. Each director attended 100% of the combined total number of meetings of the Board and Board committees of which he or she was a member, except one Director missed one meeting. Consistent with the Company’s Corporate Governance

Guidelines, the independent directors met in executive session at all of the regularly scheduled Board meetings in 2012. Our Corporate Governance Guidelines provide that all directors are expected to attend each annual meeting of shareholders. All of our then incumbent directors attended our 2012 Annual Meeting of Shareholders.

Corporate Governance

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The Board has adopted a written charter for each Committee. Current copies of each committee charter and our Corporate Governance Guidelines are available at our Web site, www.diamond-hill.com, by clicking the “Investor & Media Relations” tab, then the “Investor Relations” section and, finally, the “Corporate Governance” tab.

Pursuant to rules promulgated under the Sarbanes-Oxley Act of 2012, the Board has adopted a Code of Ethics for Principal Executive and Senior Financial Officers. This code is intended to deter wrongdoing and promote honest and ethical conduct, full, timely and accurate reporting, compliance with laws, and accountability for adherence to the code, including internal reporting of code violations.

The Company also has a Code of Business Conduct and Ethics that is applicable to all of our employees and directors, a copy of which was filed as an exhibit to our Annual Report on Form 10-K filed with the SEC on March 13, 2009. It is the Company’s policy to require all employees to participate annually in continuing education and training relating to the Code of Business Conduct and Code of Ethics.

The Company also has established a policy prohibiting its officers, directors, and employees from purchasing or selling shares of the Company while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. The policy also prohibits all employees and directors from purchasing or selling any derivative arrangement related to securities of the Company or engaging in any speculative, short selling, or hedging activities related to securities of the Company that may have a similar economic effect.

Audit Committee

Mr. Lauer, Mr. Shoup, and Ms. Skinner serve on the Audit Committee, which met six times during 2012. Mr. Lauer serves as the Chair of the Audit Committee. The Board of Directors has determined that each of these committee members meets the independence and financial literacy rules and standards of the SEC and NASDAQ. The Board also has concluded that Mr. Lauer, Mr. Shoup, and Ms. Skinner meet the criteria for an audit committee financial expert as established by the SEC.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the retention of our independent registered public accounting firm, including appointing and overseeing the terms of its engagement and its performance, qualifications and independence, and (2) the integrity of our financial statements, other financial information provided to shareholders, and our internal control structure. The Audit Committee also reviews all related person transactions for potential conflicts of interest on an ongoing basis and all such transactions must be approved by the Audit Committee. Additional information on the approval of related person transactions is available under the heading “Certain Relationships and Related Person Transactions” below. The report of the Audit Committee appears below the heading “AUDIT COMMITTEE REPORT.”

Compensation Committee

Mr. Moran, Mr. Shackelford, and Ms. Skinner serve on the Compensation Committee, which met twice during 2012. Ms. Skinner serves as the Chair of the Compensation Committee. The Board of Directors has determined that each of these committee members meets the independence criteria of the SEC and NASDAQ. No member of the Compensation Committee is or has been an officer or employee of the Company or has had any relationship requiring disclosure by us under Item 404 of SEC Regulation S-K. In addition, no member of the Compensation Committee or Board of Directors is employed by a company whose board of directors includes a member of the Company’s management.

The primary purpose of the Compensation Committee is to review and approve the Company’s executive compensation policies, evaluate the performance of our executive officers in light of corporate goals and objectives approved by the Compensation Committee, approve the annual salary, bonus, stock grants and other benefits, direct and indirect, of our executive officers and other senior employees, make recommendations to the full Board with respect to incentive-compensation plans and equity-based plans and determine director and committee member/chair compensation for non-employee directors. The Compensation Committee also administers our equity and other incentive plans. The Compensation Committee has delegated to management the ability to make stock grants within specific parameters to associates to align the interests of shareholders and the associate, to promote employee retention, and long-term employee ownership. A description of the Company’s processes and procedures for the consideration and determination of executive officer compensation are discussed under the heading “Compensation Discussion and Analysis” below.

Nominating and Governance Committee

Messrs. Lauer, Moran, and Shackelford serve on the Nominating and Governance Committee, which met twice during 2012. Mr. Moran serves as the chairman. The Board of Directors has determined that each of these committee members meets the independence criteria of NASDAQ.

The primary purpose of the Nominating and Governance Committee is to maintain and cultivate the effectiveness of the Board and oversee the Company’s governance policies. Among the committee’s responsibilities are Board and committee composition, director qualifications, orientation and education, and Board evaluations. Members identify, evaluate, and nominate Board candidates; review compliance with director stock ownership guidelines; and oversee procedures regarding shareholder nominations and other communications to the Board. the Nominating and Governance Committee is also responsible for monitoring compliance with and recommending any changes to the company’s Corporate Governance Guidelines. Additional information regarding the committee’s activities can be found under the heading “Corporate Governance.”

Board Committee Membership

The following table summarizes the membership of the Board and each of its committees, and the number of times each met during 2012:

Director	Audit	Compensation	Nominating and Governance
R. H. Dillon
James F. Laird
David P. Lauer	Chair		Member
Peter J. Moran		Member	Chair(1)
Donald B. Shackelford(2)		Member	Member
Bradley C. Shoup	Member(3)
Frances A. Skinner	Member	Chair

Number of Meetings in 2012	6	2	2

(1)	Mr. Moran was appointed Chair of the Nominating and Governance Committee in April 2012.

(2)	Chairman of the Board.

(3)	Mr. Shoup was appointed to the Audit Committee in April 2012.

Compensation of Directors

The Compensation Committee is responsible for periodically reviewing and recommending to the Board the compensation of non-employee directors. At the discretion of the Board, directors are eligible to receive stock-based awards under the Diamond Hill Investment Group, Inc. 2011 Equity and Cash Incentive Plan (the “2011 Plan”). After a thorough review of the compensation of non-employee directors, the Compensation Committee recommended a change in our non-employee director compensation structure from an annual payment structure to the use of long-term cliff vesting restricted stock awards, as a way to further align the interests of the directors with the long-term interests of shareholders.

The Board adopted the Compensation Committee’s recommendation and effective, January 1, 2012, independent directors will be compensated using cliff vesting restricted stock grants, which are intended to compensate the directors for a period of time, which is the shorter of five years or a director’s expected retirement date. The restricted stock grants are intended to fully compensate directors for their services as directors and as members of committees of the Board. After the restricted stock grants vest, our Corporate Governance Guidelines prohibit the shares from being sold while the director remains on the Board.

The following table summarizes the changes:

	Previous Compensation Structure	New Compensation Structure*
	2011	2012	2013	2014	2015	2016
Total Compensation — Company Stock	—	[6,000 Shares of Company Stock]
Annual Retainer — Company Stock	$40,000
Annual Retainer for Chairman — Cash	$10,000
Annual Retainer for Committee Chairs — Cash	$5,000
Payment for each board meeting attended	$2,000
Payment for each committee meeting attended	$1,000

*	Restricted Stock Grants were made for a period of time, which is the shorter of five years or expected retirement date, and at which time the stock will fully vest. The 6,000 shares represented in the above table is compensation for a full five year period. Directors expected to retirement earlier than five years were awarded share amounts less than 6,000 to reflect the expected reduced period over which they will serve as a Director.

In 2012, the non-employee directors each received a cliff vesting restricted stock grant. Non-employee directors, who are eligible to serve on the board for five years or longer, received a cliff vesting restricted stock grant of 6,000 shares intended to fully compensate them for their services through 2016. These directors will not be eligible to receive another cliff vesting restricted stock grant until 2017. Non-employee directors, who are expected to retire within 5 years, received a cliff vesting restricted stock grant intended to fully compensate them for their services until they retire from the Board.

The following table sets forth information regarding the compensation earned by, or paid to, directors who served on our Board in 2012. Mr. Dillon and Mr. Laird, who are executive officers of the Company, do not receive separate directors’ fees for their service and have been omitted from this table. As discussed above, directors earned and received no cash compensation in 2012 and instead received a cliff vesting restricted stock grant that is intended to fully compensate them for a period of time, which is the shorter of five years or a director’s expected retirement date.

2012 Director Compensation(1)

Name	Fees Earned or Paid in Cash	Stock Awards(2)	Total
Lawrence E. Baumgartner(3)	—	$46,206	$46,206
David P. Lauer(4)	—	$138,618	$138,618
Peter J. Moran	—	$462,060	$462,060
Donald B. Shackelford(4)	—	$323,442	$323,442
Frances A. Skinner	—	$462,060	$462,060
Bradley C. Shoup(5)	—	$462,060	$462,060

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to non-employee directors for their services in 2012. All other columns have been omitted.

(2)	Represents the full grant-date fair value computed by multiplying the total shares granted by the closing price of the shares on the grant date. Grants are intended to represent entire compensation earned and paid to each director for their service from January 1, 2012 (April 25, 2012 in the case of Mr. Shoup) through their scheduled retirement date or five years, whichever is shorter. Non-employee directors are not expected to receive any additional cash or stock awards for the service period covered in the below table. These shares were granted under the 2011 Plan. For information on the expensing of these awards, please see note 5 to the consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2012. Details of each stock award are reflected in the table below.

Name	Shares Granted	Service Period Covered	Grant- Date Fair Value	Grant Date	Vesting Date
Lawrence E. Baumgartner(3)	600	1/1/12 – 4/25/12	$46,206	2/22/12	4/25/12
David P. Lauer(4)	1,800	1/1/12 – 4/30/13	$138,618	2/24/12	4/24/13
Peter J. Moran	6,000	1/1/12 – 12/31/16	$462,060	2/22/12	1/1/17
Donald B. Shackelford(4)	4,200	1/1/12 – 4/30/15	$323,442	2/22/12	4/30/15
Frances A. Skinner	6,000	1/1/12 – 12/31/16	$462,060	2/22/12	1/1/17
Bradley C. Shoup(5)	6,000	4/25/12 – 4/30/17	$462,060	4/25/12	4/30/17

(3)	Mr. Baumgartner did not stand for reelection at the 2012 Annual Shareholder meeting on April 25, 2012. His compensation represents service in 2012 prior to the 2012 Annual Meeting.

(4)	Pursuant to the Company’s Corporate Governance Guidelines, Mr. Lauer and Mr. Shackelford are scheduled to retire from the Board in conjunction with the Annual Shareholder meeting in 2013 and 2015, respectively. Their compensation is intended to represent service from January 1, 2012 until their respective retirements.

(5)	Mr. Shoup was appointed to the Board on April 25, 2012. His compensation represents service after his appointment to the Board and is intended to represent service for the five year period ending April 30, 2017.

Ownership and Retention Guidelines

Our Corporate Governance Guidelines prohibit shares granted to our directors as compensation from being sold while the director remains on the Board. Therefore, we expect each non-employee director to hold for his or her entire term of service on the Board all of the shares of our common stock granted to the director as compensation. Non-employee directors may not sell any of the shares granted to them until they conclude their service as a director.

CORPORATE GOVERNANCE

The Nominating and Governance Committee has general oversight responsibility for assessment and recruitment of new director candidates, as well as evaluation of director and board performance and oversight of governance matters for the Company. The Committee originally adopted Corporate Governance Guidelines on February 25, 2010 and reviews them annually. The most current version of the Guidelines is available on our website, www.diamond-hill.com, by clicking the “Investor & Media Relations” tab, then the “Investor Relations” section, and finally the “Corporate Governance” tab.

Board Leadership and Composition

We believe separating the roles of Chairman and CEO provides for a strong governance and oversight structure. Mr. Shackelford has served as independent non-executive chairman since 2011 and Mr. Dillon has served as CEO since joining the Company in 2000. These roles have been separate since 2000. The Chairman approves Board agendas and schedules, chairs all executive sessions of the independent directors, acts as the liaison between the independent directors and management, oversees the information distributed in advance of Board meetings, is available to the Secretary to discuss and, as necessary, respond to shareholder communications to the Board, and calls meetings of the independent directors.

Currently, five of the seven directors are independent under NASDAQ standards. If the proposed directors are elected, five of our seven directors will still be independent. In addition, the Nominating and Governance Committee, the Audit Committee, and the Compensation Committee are all comprised entirely of independent directors. Overall, the Company believes that its Board structure is designed to foster critical oversight, good governance practices, and the interests of the Company and its shareholders.

Among other things, the Corporate Governance Guidelines address term limits of each director. Although we have a 10 year service limit for directors, the Guidelines authorize the Board to make exceptions to this limitation and permit directors to serve for an additional year.

Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including client investment results, operational, financial, legal, regulatory, and strategic risks. The Audit Committee is responsible for overseeing risks relating to the Company’s accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee meets regularly with management and the Company’s independent registered public accounting firm. The Compensation Committee is responsible for overseeing risks relating to employment policies and the Company’s compensation and benefits programs. To satisfy these oversight responsibilities, the Compensation Committee meets regularly with management to understand the implications of compensation decisions, particularly the risks that the Company’s compensation policies pose to its finances and its relationship with employees.

Planning Group and Senior Management Team

During 2009, the Company formed the Planning Group, which is comprised of seven associates representing all functional areas of the organization. The Planning Group was formed to address important Company issues and provide counsel to the CEO and CFO. The Planning Group collaborates and recommends action on various company initiatives and the overall direction of the firm, although ultimate decision making authority remains with our CEO and CFO. The Planning Group is comprised of the following individuals: Christopher Bingaman — portfolio management, Christopher Welch — portfolio management, William Zox — portfolio management, Richard Snowdon — investment research, Laurie Riebel — client management, Lisa Wesolek — business development, and Gary Young — business management. The Planning Group also plays a role in the Company’s overall succession planning efforts.

In December 2012, the Company created a Senior Management Team, which includes the CEO, CFO, Mr. Bingaman, Mr. Snowdon, and Ms. Wesolek. Each member of the Senior Management Team will report directly to the CEO and be responsible for the following functional areas of the company: Mr. Laird — Finance, Administration, and Compliance; Mr. Bingaman — Portfolio Management; Mr. Snowdon — Research; and, Ms. Wesolek — Client Service, Marketing, and Business Development. In conjunction with the creation of the Senior Management Team, the Planning Group has been temporarily dissolved.

In the future, the Company plans to reconstitute the Planning Group to continue to provide input to the Senior Management Team, provide a source of leadership development, and play a role in the Company’s overall succession planning efforts. When reconstituted, the Planning Group may or may not consist of the same members who were serving when it was dissolved. The Company believes that the Senior Management Team in conjunction with a reconstituted Planning Group is an appropriate and effective organizational structure for Diamond Hill.

Director Orientation and Continuing Education and Development

When a new independent director joins the Board, the Company provides a formal orientation program for the purpose of providing the new director with an understanding of the operations and the financial condition of the Company. In addition, each director is expected to maintain the necessary level of expertise to perform his or her responsibilities as a director. To assist the directors in maintaining such level of expertise, we may, from time to time, offer continuing education programs in addition to briefings during Board meetings relating to the competitive and industry environment and the Company’s goals and strategies.

Director Qualifications and the Nominations Process

The Nominating and Governance Committee believes that the nominees presented in this proxy statement would constitute a Board with an appropriate level and diversity of experience, education, skills, and independence. The Nominating and Governance Committee routinely considers the current composition of the Board, and whether changes should be made or additional directors should be added to the Board.

The Nominating and Governance Committee supervises the nomination process for directors. It considers the performance, independence, diversity, and other characteristics of our incumbent directors, including their willingness to serve, and any change in their employment or other circumstances in considering their nomination each year. The Nominating and Governance Committee also considers diversity of background and experience as well as gender and other forms of diversity. We do not, however, have any formal policy regarding diversity in identifying nominees for a directorship, but rather we consider it among the various factors relevant to any particular nominee and the overall needs of the Board. In the event that a vacancy exists or the Company decides to increase the size of the Board, the Nominating and Corporate Governance Committee will identify, interview, examine, and make recommendations to the Board regarding appropriate candidates.

The Nominating and Governance Committee identifies potential candidates principally through suggestions from the Company’s directors and senior management. The committee may also seek candidates through informal discussions with third parties. We have not historically retained search firms to help identify director candidates and did not do so in identifying this year’s nominees.

In evaluating potential candidates, the Nominating and Governance Committee considers, among other factors, independence from management, experience, expertise, commitment, diversity, number of other public company board and related committee seats held, potential conflicts of interest, and the composition of the Board at the time of the assessment. All candidates for nomination must:

•	demonstrate strong character and integrity;

•	have sufficient time to carry out their duties;

•	have experience at senior levels in areas of expertise helpful to the Company and consistent with the objective of having a diverse and well-rounded Board; and

•	have the willingness and commitment to assume the responsibilities required of a director of the Company.

In addition, candidates expected to serve on the Audit Committee must meet independence and financial literacy qualifications required by NASDAQ, the SEC, and other applicable laws and regulations. Candidates expected to serve on the Nominating and Governance Committee and on the Compensation Committee must meet independence qualifications set out by NASDAQ. The evaluation process of potential candidates also includes personal interviews, and discussions with appropriate references. Once the Nominating and Governance Committee has selected a candidate, it recommends the candidate to the full Board for election if a vacancy occurs or is created by an increase in the size of the Board during the course of the year, or for nomination if the director is to be first elected by shareholders. All directors serve for one-year terms and must stand for reelection annually.

The Nominating and Governance Committee does not currently have any specific policies regarding the consideration of director candidates recommended by shareholders due to a historical absence of shareholder recommendations. The Nominating and Governance Committee will consider shareholder recommendations for directors using the process and criteria set forth above. In the future, the Nominating and Governance Committee may in its discretion adopt policies regarding the consideration of director candidates recommended by shareholders. Shareholder recommendations for Board candidates must be directed in writing to the Company at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, Attention: Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and us within the last three years, and evidence of the recommending person’s ownership of our common shares.

Certain Relationships and Related Person Transactions

The Board recognizes that related person transactions present a heightened risk of conflicts of interest. We currently have no related person transactions reportable pursuant to Item 404(a) of SEC Regulation S-K and have not had any such transactions in the recent past. As such, we do not believe it is necessary to have a written policy specifically dealing with related person transactions. The Audit Committee will review any potential related person transactions as they arise and are reported to the Board or the Audit Committee, regardless of whether the transactions are reportable pursuant to Item 404. No such transactions arose or were reviewed by the Audit Committee in 2012. For any related person transaction to be consummated or to continue, the Audit Committee must approve or ratify the transaction.

Compensation Committee Interlocks

The members of the Compensation Committee during 2012 were Ms. Skinner, Mr. Moran and Mr. Shackelford. No director who served on the Compensation Committee during 2012 currently is, or during 2012 was an officer, employee or former officer of the Company or had any relationship during 2012 requiring disclosure by us under Item 404 of SEC Regulation S-K. During 2012, none of our executive officers served as a member of the board of directors or compensation committee of any other company that has an executive officer serving as a member of our Board or Compensation Committee.

EXECUTIVE OFFICERS AND COMPENSATION INFORMATION

R. H. Dillon and James F. Laird are the Company’s only named executive officers. Their experience is described above under the heading “PROPOSAL 1 — ELECTION OF DIRECTORS.” The Company has no executive officers other than our named executive officers. Each named executive officer devotes his full time and effort to the affairs of the Company.

Compensation Discussion and Analysis

In our Compensation Discussion and Analysis, we:

•	describe our compensation program objectives and how compensation for our named executive officers is determined; and

•	explain the tables and disclosures that follow.

This Compensation Discussion and Analysis presents compensation information for the following individuals:

•	R. H. Dillon, who served as our Chief Executive Officer in 2012; and

•	James F. Laird, who served as our Chief Financial Officer in 2012.

Background

We are in the investment management industry. Human capital is the most important resource of companies in our industry. Attracting and retaining employees can be more difficult in our industry than in others because of how heavily our industry depends on the contributions of talented individuals. We have been able to attract and retain high-quality employees due to:

•	our investment-centric culture,

•	employee ownership in our business,

•	our central Ohio location, and

•	the nationally-competitive compensation we offer to our employees.

Compensation, which is a critical element in a business dependent on talented employees, has a particularly significant impact on profitability in industries like ours that are not capital intensive. This requires a balancing of the economics between increasing our operating profit margin and rewarding the employees who generate our profits and produce investment results for our clients. The balancing effort is particularly challenging for us because we were essentially a start-up in May 2000, but yet had the unusual legacy of being a publicly owned company, in contrast to the industry norm of partnership-like structures for investment management firms of similar size. As of February 28, 2013, employees and directors owned approximately 31.8% of the Company. In contrast, many competitor firms are owned entirely by their employees. Despite our unique ownership structure given our industry, we believe that industry norms are helpful benchmarks for evaluating the balancing effort.

At our 2012 Annual Meeting of Shareholders, we asked our shareholders to vote upon an advisory resolution to approve the compensation of our executive officers. The compensation of our named executive officers was approved by 77% of the votes cast on the matter. The Compensation Committee of the Board (the “Committee”) believes that the results of the advisory vote on executive compensation are supportive of our previous compensation practices and of its overall judgment related to the compensation practices of the Company and considered that endorsement in establishing the compensation awarded to our executive officers for 2012.

Compensation Program Objectives

We seek to attract and retain people with integrity, intelligence and energy. All employees are paid a competitive base salary, provided with competitive benefits and participate in an annual cash and equity incentive compensation program. The amount of individual incentive awards is based on an assessment of individual performance, while the amount of the overall available incentive pool is based on (i) overall firm investment and operating results, (ii) market compensation data, and (iii) the profitability of the firm compared to other investment management firms.

In addition to annual incentive compensation, upon commencing employment with the Company, most employees are awarded equity grants as an incentive to their continued employment. Generally, these awards cliff vest after five years of employment to promote employee retention and long-term employee ownership. The Company also seeks to increase employee ownership because it believes such ownership encourages employees to act and think like owners. While compensation amounts differ depending upon position, responsibilities, performance and competitive data, the Company seeks to reward all employees with similar compensation components based on these objectives.

Rewards Based on Performance

Our primary business objective is to meet our fiduciary duty to clients. Specifically, our focus is on long-term, five-year investment returns, with goals defined as rolling five-year periods in which client returns are sufficiently above relevant passive benchmarks, rank in the top quartile of similar investment strategies, and exceed a sufficient absolute return for the risk associated with the asset class. As it relates to our investment professionals, their compensation program is designed to reward performance that supports these objectives. For those employees who are not a part of our investment team, the compensation program varies but is based on rewarding individual performance that helps us meet our fiduciary duty to clients. Our second objective is to fulfill our fiduciary duty to shareholders by managing the firm and its assets to increase shareholder value over time.

Over the past five years, our annualized total shareholder return was 12.2% compared to a peer group average of -4.2% and a 3.6% return for the Russell 2000 Index. Further, over the past five years, $46 per share has been returned to shareholders via special dividend distributions, much of which has been deemed a return of capital and therefore, is generally not currently taxable to our shareholders.

Compensation Setting Process

Role of the Compensation Committee

The Committee has the overall responsibility for evaluating and approving the structure, operation and effectiveness of the Company’s compensation plans, policies and programs for all employees. The Committee consists of Mr. Moran, Mr. Shackelford, and Ms. Skinner. Ms. Skinner serves as the Chair. Each member of the Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, a “non-employee director” for purposes of Section 16(b) of the Securities Exchange Act of 1934, and meets NASDAQ independence requirements. The Committee is specifically charged to:

•

review and approve the corporate goals and objectives relevant to the compensation of the CEO, to evaluate the CEO’s performance in light of these goals and objectives, and, based on this evaluation, make recommendations to the Board for the independent directors to approve the CEO’s compensation level (including any long-term incentive or other compensation under any incentive-based or equity-based compensation plan);

•

review management’s recommendations and make recommendations to the Board with respect to director and other non-CEO executive officer compensation; provided, however, that the Committee has full decision-making authority with respect to compensation intended to be performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code;

•

retain compensation consultants as it deems necessary to assist in its evaluation of director, CEO or other senior executive compensation programs or arrangements. The Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors;

•

review management’s recommendations and make recommendations to the Board with respect to incentive-based compensation and equity-based compensation plans and programs that are subject to Board approval, and that may be applicable to all or any portion of the employees of the Company and/or its subsidiaries; and

•	exercise all power and authority of the Board in the administration of equity-based incentive compensation plans.

The Committee considers the sum of all pay elements when reviewing annual compensation recommendations for the named executive officers. Although the framework for compensation decision-making is tied to the Company’s overall financial performance and the creation of long-term shareholder value, the Committee retains discretion to make recommendations to the Board for the independent directors to approve individual compensation based on other performance factors such as demonstrated management and leadership capabilities and the achievement of certain investment results for client accounts and other strategic operating results.

Role of Management

The Company’s CEO evaluates the CFO as part of our annual review process and makes recommendations to the Committee regarding all elements of executive compensation paid to him. Changes in executive compensation proposed by the CEO are based on the CFO’s performance, the compensation of individuals with comparable responsibilities in competing or similar organizations, and the profitability of the Company. At the Committee’s request, the CEO and CFO attend Committee meetings to provide general employee compensation and other information to the Committee, including information regarding the design, implementation and administration of the Company’s compensation plans. The Committee also meets in executive sessions without the presence of any executive officer whose compensation the Committee is scheduled to discuss.

Use of Compensation Consultants and Surveys in Determining Executive Compensation

The Committee’s written charter gives it the authority to retain an independent outside executive compensation consulting firm to assist in evaluating policies and practices regarding executive compensation and provide objective advice regarding the competitive landscape. However, historically the Committee has not engaged compensation consultants and did not do so in 2012.

Each year the Committee obtains and summarizes an asset management industry pay analysis prepared by McLagan Partners, a compensation specialist focusing on the asset management industry. The companies in the McLagan Partners’ analysis include over 150 public and private asset management companies with which the Company competes. This analysis provides the Committee with a general overview of compensation trends in the asset management industry. The Committee does not define a specific peer group, but rather takes a broad view of the analysis. The Committee does not set any compensation elements or levels based on targeting a certain percentile from the survey, but rather sets compensation that it believes to be both competitive and based on the executive’s value to the Company. The survey is just one of many factors that the Committee considers when determining executive compensation. Management and the Committee believe this broad view of the analysis is appropriate because the Company competes with both public and private asset management firms regardless of their size and scope of operations.

Elements of Compensation

Base Salary

Base salaries for the named executive officers are intended to provide a fixed level of cash compensation that is appropriate given the executive’s role in the organization. Generally, base salaries are determined by (i) scope of responsibility and complexity of position, (ii) performance history, (iii) tenure of service, (iv) internal equity within the Company’s salary structure, and (v) relative salaries of persons holding similar positions at companies within the investment management industry. Base salaries are designed to compensate knowledge and experience. In December 2012, the Committee made the determination not to increase the base salaries of the named executive officers for fiscal year 2013. Consistent with the Company’s desire to have the majority of total compensation paid to named executive officers at risk in the form of incentive compensation, only 35 and 21 percent of the total compensation of our CEO and CFO, respectively, in fiscal 2012 (as shown in the Summary Compensation table) was paid in the form of base salaries. In furtherance of this desire, the 100,000 share performance-based restricted stock award made to the CEO in May 2011 has vesting provisions based on the future operating performance of the Company, as described in the “Restricted Stock Award to Mr. Dillon” section below.

Annual Cash Bonuses

In March 2011, the Company entered into an amendment and restatement of its employment agreement with R. H. Dillon, the Company’s President and CEO. The Company agreed to amend and restate Mr. Dillon’s employment agreement to reflect the mutual desire of the Company and Mr. Dillon that he remain CEO for the next five years. The amended and restated agreement entitles Mr. Dillon to, among other things, an annual cash bonus equal to at least 5% of the Company’s operating income, subject to an annual cap of $640,000. Mr. Dillon earned a $640,000 cash bonus for 2012 because 5% of the Company’s operating income for fiscal year 2012 exceeded $640,000. The Committee believes this formula to determine a cash bonus is appropriate because it ties the amount of the bonus to operating income, but also caps the award at an amount that Mr. Dillon and the Committee believes is appropriate given broad market compensation data and the additional value of the separate restricted stock award to Mr. Dillon in 2011 (which is described in the following section).

The Committee awarded a discretionary cash bonus to Mr. Laird, the Company’s CFO, to reward him for his strong performance and overall contributions to the Company in fiscal year 2012 The Committee believes that structuring Mr. Laird’s annual cash bonus as a discretionary cash bonus provides the Committee with the flexibility to consider all aspects of Mr. Laird’s performance and contributions to the Company and properly compensate him for the relative value he provided to the Company in fiscal year 2012. In determining the amount of Mr. Laird’s cash bonus, the Committee considered the Company’s overall operating results, contributions by Mr. Laird that may not be reflected in the operating results, and broad market compensation data.

Restricted Stock Award to Mr. Dillon

In May 2011, the Company awarded 100,000 shares of performance-based restricted stock to Mr. Dillon pursuant to the Company’s 2011 Plan. All of the shares will vest on January 1, 2016 if the Company’s cumulative operating profit (defined as the Company’s total revenue during the period beginning on January 1, 2011 and ending on December 31, 2015, excluding any investment income and gains and the revenue of the Company’s subsidiaries Beacon Hill Fund Services, Inc. and BHIL Distributors, Inc. (collectively, “Beacon Hill”), less the Company’s total operating expenses during such period, excluding Beacon Hill expenses, any investment losses and all taxes) equals or exceeds $75,000,000. The results of Beacon Hill are excluded from the cumulative operating profit because it is a separate subsidiary of the Company and is not yet material to the overall financial results of the Company. If the Company’s cumulative operating profit during such period is less than $75,000,000, a number of shares of restricted stock equal to 100,000 multiplied by a fraction, the numerator of which will be the Company’s actual cumulative operating profit during such performance period and the denominator of which will be $75,000,000, will vest on January 1, 2016. Any shares of restricted stock that remain unvested will be forfeited on such date. All shares of restricted stock that vest on January 1, 2016 will remain subject to restrictions on sale or transfer following the vesting date. The restrictions on sale or transfer will lapse with respect to 20% of the vested shares of restricted stock on each anniversary of the vesting date. If Mr. Dillon dies or is disabled prior to December 31, 2015, a number of shares of restricted stock equal to 100,000 multiplied by a fraction, the numerator of which will be the number of whole months of service elapsed between January 1, 2011 and the date of death or disability and the denominator of which will be 60, will vest and become immediately transferable without restriction. If Mr. Dillon’s employment is terminated prior to January 1, 2016 without Cause or for Good Reason (each as defined in Mr. Dillon’s amended and restated employment agreement), a number of shares of restricted stock equal to 100,000 multiplied by the lesser of (i) a fraction, the numerator of which will be the Company’s actual cumulative operating profit during the period beginning on January 1, 2011 and ending on the date of termination of employment and the denominator of which will be $75,000,000, and (ii) a fraction, the numerator of which will be the number of whole months of service elapsed between January 1, 2011 and the date of termination of employment and the denominator of which will be 60, will vest and become immediately transferable without restriction. In the event of a Change in Control (as defined in Mr. Dillon’s amended and restated employment agreement), all 100,000 shares of restricted stock will immediately vest and become transferable without restriction.

This restricted stock award is intended to comprise all of Mr. Dillon’s equity-based compensation for the 2011 fiscal year through the 2015 fiscal year and no additional equity awards to Mr. Dillon during that period are contemplated. The Committee believes this compensation structure will strongly align the long-term interests of Mr. Dillon with those of the Company and its shareholders and better advances the objectives of our compensation program than the annual compensation structure used in prior years.

In December 2012, the Company amended Mr. Dillon’s award agreement made under the 2011 Plan to clarify restrictions on dividends paid on the 100,000 share performance-based restricted stock grant described above. The amendment caused dividends paid in 2012 on the 100,000 share performance-based restricted stock grant to be placed in escrow and to be subject to the same vesting requirements as the stock grant. If the vesting requirements are fulfilled, the dividend payments held in escrow will be transferred to Mr. Dillon.

Discretionary Stock Award to Mr. Laird

The Committee awarded a discretionary stock award to Mr. Laird to reward him for his strong performance and overall contributions to the Company in fiscal year 2012. The Committee believes that paying a discretionary stock bonus to Mr. Laird provides the Committee with the flexibility to consider all aspects of Mr. Laird’s performance and contributions to the Company as well as properly compensate him for the value he provided to the Company in fiscal year 2012. In addition, this stock award, while immediately vested, is restricted from sale or transfer for five years, which the Committee believes strongly aligns the long-terms interests of Mr. Laird with those of the Company and its shareholders. In determining the amount of the stock award, the Committee considered the contributions Mr. Laird made to the Company in 2012, specifically his leadership in the day to day management of the Company, oversight of financial matters, compliance, and internal controls, all of which contribute to the Company’s overall operating results, which continued to be strong in 2012. In summary, the Committee considered contributions made by Mr. Laird in 2012 along with a review of broad market compensation data for executives in similar roles and determined that this discretionary award was reflective of his performance in 2012.

Retirement Plan Benefits

The Company provides retirement benefits through the Diamond Hill Investment Group 401k Plan and Trust. The named executive officers are entitled to participate in this plan on the same terms and conditions as all other employees. The Plan does not involve any guaranteed minimum or above-market returns, as plan returns depend on actual investment results.

Other Benefits and Perquisites

The Company does not provide supplemental retirement plan benefits or non-qualified compensation plans to the named executive officers. As a general rule, the Company does not provide any perquisites or other personal benefits to its named executive officers that are not offered on an equal basis to all employees. The Company’s named executive officers are entitled to participate in benefit programs that entitle them to medical, dental, and short-term and long-term disability insurance coverage that are available to all employees.

Post Employment Payments

Only the CEO has an employment contract which provides for payments upon termination of employment. More information on the employment agreement with our CEO and termination payments thereunder is set forth under the heading “Employment Agreements and Change in Control Benefits.”

Stock Ownership Guidelines

In February 2010, the Board adopted stock ownership guidelines for our named executive officers to further align their interests with those of shareholders. This policy provides that our named executive officers are expected to reach levels of ownership (determined as a stated multiple of base salary) within five years after the adoption of the guidelines or, if later, within five years from the date when the executive assumed his or her position. The below table provides the target ownership level and actual shares owned as of December 31, 2012. Both of our named executive officers hold shares well in excess of the amounts required under the guidelines.

Name	Title	Target Ownership Level	Target Number of Shares(a)	Number of Shares Owned	Ownership Guideline Met
R. H. Dillon	President and CEO	5x Salary	26,525	301,030	Yes
James F. Laird	Chief Financial Officer	3x Salary	8,842	70,598	Yes

(a)	Based on a per share price of $67.86, which was the closing price of our common shares on December 31, 2012, and the respective base salaries of our named executive officers as of that date.

Risks Related to Compensation Policies and Practices

As part of its oversight of the Company’s executive and non-executive compensation programs, the Compensation Committee considers how current compensation programs, including the incentives created by compensation awards, affect the Company’s risk profile. In addition, the Company reviews its compensation policies, particularly the incentives that they create, to determine whether they encourage an appropriate level of risk-taking and do not present a significant risk to the Company. The Compensation Committee also considered the following risk mitigating factors:

•	current compensation programs reward portfolio managers and research analysts on trailing five-year investment performance in client accounts;

•	a majority of incentive compensation is in the form of equity-based awards;

•	sale restriction periods for equity-based compensation awards encourage executives and other employees to focus on the long-term performance of the Company;

•	the Committee’s discretionary authority to adjust annual incentive awards, which helps mitigate business risks associated with such awards;

•	the Company’s internal controls over financial reporting and other financial, operational and compliance policies and practices currently in place; and

•	base salaries consistent with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.

Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Compensation Recoupment and Restitution Policy

Upon the recommendation of the Compensation Committee, our Board of Directors recently adopted a compensation recoupment and restitution policy that applies to all incentive compensation received by all associates. Under the policy, the Company may recover all or a portion of incentive compensation (or pay out additional incentive compensation) related to awards made after the adoption of the Policy, in three general situations:

(1)	If due to error or malfeasance the previously determined incentive pool, or an individual award, is either too large (or too small), then any overpayment made to an associate may be returned to Company or an additional payment may be made to an associate.

(2)	If an associate violates an important company policy or acts in an unlawful manner, then the Company could recoup the associate’s incentive compensation.

(3)	If an associate, who is part of the financial statement preparation process, commits wrongdoing, then the Company could recoup the associate’s incentive compensation.

The policy is intended to provide enhanced safeguards against certain types of misconduct and provide enhanced protection to and alignment with shareholders. These provisions are in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act. Starting with those paid in 2013, awards made under the 2011 Plan are subject to this policy.

Summary Compensation Table

The following table sets forth the total compensation paid to or earned by our named executive officers in the years indicated. Additional information on the elements of compensation included in the table below is available under the “Compensation Discussion and Analysis” section.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards		Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
R. H. Dillon	2012	$360,000	$640,000	—		—	$34,464	$1,034,464
President and CEO	2011	$360,000	$640,000	$7,997,000	(2)	—	$34,200	$9,031,200
	2010	$360,000	—	$2,050,000	(3)	$350,000	$34,200	$2,794,200
James F. Laird	2012	$200,000	$250,000	$500,000	(3)	—	$26,532	$976,532
Secretary, Treasurer and	2011	$200,000	$250,000	$500,000	(3)	—	$26,400	$976,400
Chief Financial Officer	2010	$200,000		$550,000	(3)	$150,000	$26,400	$926,400

(1)	Mr. Dillon was granted a bonus award in accordance with the terms of his employment contract. Mr. Laird was granted a discretionary bonus award from the Company’s bonus pool, which was not based upon any pre-established performance goals. See the “Compensation Discussion and Analysis” section above for a further description of Mr. Dillon’s and Mr. Laird’s cash bonus awards for fiscal year 2012.

(2)	Represents the full grant date fair value computed by multiplying the total number of shares of restricted stock granted by the closing price of our common shares on the grant date. This award represents 100,000 shares of restricted stock awarded to Mr. Dillon on May 2, 2011 as part of a long-term performance-based incentive program under the 2011 Plan. This award represents the stock portion of Mr. Dillon’s incentive compensation for the years 2011 through 2015. These shares will vest on January 1, 2016 subject to the achievement of performance goals established by the Compensation Committee and described above in the “Compensation Discussion and Analysis” section. The value shown is based on what we currently believe to represent the probable outcome of the applicable performance goals. Any shares that vest on January 1, 2016 will be subject to further restrictions from transfer or sale in accordance with the following schedule:

Percentage of Vested Shares Available for Transfer or Sale
January 1, 2017	January 1, 2018	January 1, 2019	January 1, 2020	January 1, 2021
20%	40%	60%	80%	100%

(3)	Represents the full grant date fair value computed by multiplying the total number of shares granted by the closing price of the shares on the grant date. These shares were awarded to Messrs. Dillon and Laird as partial payment for amounts earned under our 2012, 2011, and 2010 annual incentive plans. All shares were fully vested on the grant date but were restricted from sale for a period of time. The below table shows the details of the specific number of shares granted for each annual incentive plan year:

Name	Incentive Plan Year	Shares Granted	Grant Date	Sale Restriction Period
R. H. Dillon	2010	4,054	February 24, 2011	One Year
	2010	23,645	February 24, 2011	Five Years

James F. Laird	2012	6,405	February 20, 2013	Five Years
	2011	6,493	February 22, 2012	Five Years
	2010	4,054	February 24, 2011	One Year
	2010	3,378	February 24, 2011	Five Years

The stock awards made to the named executive officers for 2010 were made under the Company’s 2005 Employee and Director Equity Incentive Plan (the “2005 Plan”), which is an equity compensation plan that was approved by the Company’s shareholders at its 2005 annual meeting. The stock awards made pursuant to the 2005 Plan were based upon the achievement of a specific performance target for the Company. The performance target was determined at the beginning of each performance period, taking into the consideration the performance target from the prior year, forecasted revenue, and the requirements of Section 162(m) of the Internal Revenue Code. The stock awards made to Mr. Laird for 2011 and 2012 were discretionary awards and shares were made under the Company’s 2011 Plan.

(4)	Represents cash awards paid to Messrs. Dillon and Laird as partial payment for amounts earned under our 2010 annual incentive plan. These awards were made pursuant to our 2006 Performance-Based Compensation Plan (the “2006 Plan”), a shareholder-approved incentive compensation plan designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code. These awards were based upon the achievement of a specific performance target for the Company. The performance target was determined at the beginning of each performance period, taking into the consideration the performance target from the prior year, forecasted revenue, and the requirements of Section 162(m) of the Internal Revenue Code.

(5)	The following types of compensation are included in the all other compensation column:

Name	Year	Contributions to Company 401k Plan (a)	Contributions to Health Savings Account (a)	Total
R. H. Dillon	2012	$29,400	$5,064	$34,464
	2011	$29,400	$4,800	$34,200
	2010	$29,400	$4,800	$34,200

James F. Laird	2012	$24,000	$2,532	$26,532
	2011	$24,000	$2,400	$26,400
	2010	$24,000	$2,400	$26,400

(a)	The Company contributions to the Company 401k Plan and employee Health Savings Accounts are offered to all employees of the Company and its affiliates.

Grants of Plan Based Awards for 2012

The following table sets forth information regarding annual incentive plan awards to each of the named executive officers for the year ended December 31, 2012.

	Grant Date	Compensation Committee Action Date(1)	Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards $
Name			Threshold #	Target #	Maximum #
R.H. Dillon	—	—	—	—	—	—
James F. Laird	2/20/13	2/13/13	—	6,405	—	$500,000

(1)	The Compensation Committee Action Date represents the date on which the Committee authorized the equity-based award.

(2)	The amount in this column represents shares of restricted stock awarded pursuant to the 2011 Plan, which award is described in detail above under the heading “Compensation Discussion and Analysis.”

Outstanding Equity Awards at December 31, 2012

The following table summarizes all outstanding equity awards held by our named executive officers as of December 31, 2012. Mr. Laird had no outstanding equity awards at December 31, 2012.

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares That have Not Vested(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested(2)
R. H. Dillon	100,000	$6,786,000

(1)	The amount in this column represents shares of restricted stock awarded pursuant to the 2011 Plan, which is described in detail above under the heading “Compensation Discussion and Analysis.” These shares will vest on January 1, 2016, subject to the achievement of performance goals established by the Compensation Committee and Mr. Dillon’s continued employment by the Company on that date.

(2)	Amount reflects the value of the shares of restricted stock shown multiplied by $67.86, the closing market price of the Company’s common shares as of December 31, 2012.

Option Exercises and Stock Vested for 2012

Neither Mr. Dillon nor Mr. Laird exercised any options during 2012. The table below sets forth information regarding the vesting during 2012 of stock awards made to Mr. Dillon and Mr. Laird.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
James F. Laird	6,493	$500,000

(1)	Reflects stock awards under the 2011 Plan to Mr. Laird as partial payment for amounts earned under the 2011 annual incentive plan. Although the amounts were earned for performance in 2011, the shares were not actually awarded until 2012. These awards were immediately vested on the date of grant, although they are restricted from sale for a period of five years. For more information on these awards see the “Summary Compensation Table” and the footnotes to the “Summary Compensation Table” above.

(2)	The value realized is the number of shares vested, multiplied by the closing price of the shares on the grant date because they were immediately vested.

Pension Plans and Non-Qualified Deferred Compensation

The Company does not maintain any pension plans or non-qualified deferred compensation programs for named executive officers or other employees.

Employment Agreements and Change in Control Benefits

The Company currently has an employment agreement with Mr. Dillon. A description of the agreement is set forth below. The Company is not a party to any employment agreement with any other employees and is not obligated to provide change in control benefits to any employee other than Mr. Dillon.

Employment Agreement with Mr. Dillon.    In March 2011, the Company entered into an amended and restated employment agreement with Mr. Dillon, the Company’s President and CEO. The agreement has a current expiration date of January 1, 2016. The agreement provides for an annual salary of $360,000, which may be increased (but not reduced) by the Board annually, plus an annual cash bonus of at least 5% of the Company’s operating income, with a maximum annual cash bonus of $640,000 and a minimum annual cash bonus of $0. Mr. Dillon also received a restricted stock award of 100,000 shares that vests on January 1, 2016 if performance criteria established by the Compensation Committee are satisfied and Mr. Dillon remains employed by the Company on that date. The performance criteria and vesting provisions of Mr. Dillon’s restricted stock award are discussed more thoroughly in the “Compensation Discussion and Analysis” section above. Mr. Dillon’s employment agreement also entitles him to receive health insurance and six weeks paid vacation annually and participate in other benefit programs offered to employees. The agreement also restricts Mr. Dillon from competing with the Company during the term of the agreement and for one year following termination of his employment and provides that he will at all times maintain the confidentiality of Company information.

If the Company terminates Mr. Dillon’s employment without Cause (as defined in Mr. Dillon’s amended and restated employment agreement), he would be entitled to the following payments, which are quantified to reflect the amounts he would have received had his employment been terminated at December 31, 2012:

1. his accrued but unpaid base salary and vacation and unreimbursed business expenses as of the date of termination ($0 at December 31, 2012);

2. payments, if any, under other benefit plans and programs in effect at the time ($0 at December 31, 2012. The Company has no benefit plans that would result in payments upon termination);

3. a single lump sum payment equal to six months base salary at his annual salary rate in effect at the date of termination ($180,000 at December 31, 2012);

4. beginning in the seventh month after the date of termination, six monthly payments of his monthly base salary ($180,000 at December 31, 2012);

5. any portion of the restricted stock award of 100,000 shares as provided in the award agreement those shares were granted under (40,000 shares at December 31, 2012);

6. a lump sum payment equal to the amount, if any, he received as an annual cash bonus for the preceding year ($640,000 at December 31. 2012);

7. his accrued but unpaid annual cash bonus from the year prior to the date of termination ($0 at December 31, 2012); and

8. a pro rata portion of the annual cash bonus ($640,000 at December 31, 2012).

Mr. Dillon may terminate his employment for “Good Reason”, (as defined in Mr. Dillon’s amended and restated employment agreement) which generally includes reduction of his annual base salary or annual cash bonus, permanent or consistent assignment to him of duties inconsistent with his position and authority, no longer having him report directly to the Board, or a breach by the Company of his employment agreement. If he terminates his employment for Good Reason, Mr. Dillon is entitled to all of the payments to which he would be entitled in the event he is terminated without Cause, except for the payment set forth in number 7 above.

If Mr. Dillon’s employment terminates due to his death or disability, upon the expiration of the employment agreement in accordance with its terms or the Company terminates Mr. Dillon for “Cause” (as defined in Mr. Dillon’s amended and restated employment agreement), he will be entitled to receive the payments set forth in numbers 1 and 2 above. In the event of his death, he will receive the payments described in numbers 1, 2, 5, and 8 above. In the event of disability, he will receive the payments described in numbers 1, 2, 5, 7, and 8 above. Under the employment agreement, “Cause” generally includes material violations of the Company’s employment policies, conviction of crime involving moral turpitude, violations of securities or investment adviser laws, causing the Company to violate a law which may result in penalties exceeding $250,000, materially breaching the employment agreement, or fraud, willful misconduct, or gross negligence in carrying out his duties.

In the event of a “Change in Control” (as defined in Mr. Dillon’s amended and restated employment agreement), all 100,000 shares of restricted stock would immediately vest and become transferable without restriction in accordance with the terms of the award agreement applicable to the restricted stock award. Additionally, if within 24 months after the occurrence of a “Change in Control”, Mr. Dillon’s employment is terminated by the Company for any reason other than death, disability or for Cause, or Mr. Dillon terminates his employment for “Good Reason”, he will be entitled to the following payments from us or our successor, in addition to the applicable payments set forth in numbers 1 through 8 above:

•	a single lump sum payment equal to his annual base salary and annual cash bonus payable to him for the most recently completed fiscal year ($1,000,000 at December 31, 2012); and

•	a single lump sum payment equal to 12 months of premium payments for coverage for Mr. Dillon and his family under our group health plan ($5,000 at December 31, 2012).

If any payments to Mr. Dillon in connection with a “Change in Control” would constitute excess parachute payments under applicable tax laws, Mr. Dillon will receive gross-up payments in an amount that covers any taxes, interest, penalties, additional taxes or costs incurred and leaves Mr. Dillon with the amount he would have retained if the payments he received upon the “Change in Control” had not constituted excess parachute payments.

COMPENSATION COMMITTEE REPORT

The Board’s Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Submitted by the Compensation Committee of the Board of Directors:

Frances A. Skinner, Chair

Donald B. Shackelford

Peter J. Moran

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On October 25, 2012, the Audit Committee of the Board dismissed Plante & Moran PLLC (“Plante & Moran”) as the Company’s independent registered public accounting firm. The reports of “Plane & Moran” on the consolidated financial statements of the Company for the years ended December 31, 2011 and December 31, 2010 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Plante & Moran’s reports on the effectiveness of internal control over financial reporting as of December 31, 2011 and 2010 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2010 and December 31, 2011 and from January 1, 2012 through October 30, 2012, there were (i) no disagreements between the Company and Plante & Moran on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to Plante & Moran’s satisfaction, would have caused Plante & Moran to make reference to the subject matter of the disagreement in connection with its reports for such years and interim period, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Based on the Audit Committee’s approval and recommendation, on October 24, 2012, the Board engaged KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. During the fiscal years ended December 31, 2010 and December 31, 2011 and from January 1, 2012 through October 30, 2012, neither the Company nor anyone on its behalf has consulted with KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, (iii) any matter that was the subject of a “disagreement” within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iv) any “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The Audit Committee has retained KPMG as the Company’s independent registered public accounting firm for the 2013 fiscal year, and is asking that our shareholders ratify this appointment. KPMG has served as our independent registered public accounting firm since October 2012.

Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and to make such statements as they may desire.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

If Proposal 2 is not approved, the Audit Committee will reconsider the appointment of KPMG as our independent registered public accounting firm for 2013.

Disclosure of Fees Charged by the Independent Registered Public Accounting Firm

The following table summarizes the fees billed by Plante & Moran and KPMG for services rendered to the Company and its subsidiaries during 2011 and 2012.

	Year Ended 12/31/2012	Year Ended 12/31/2011
Audit Fees(1)	$109,500	$78,000
Audit-Related Fees	—	—
Tax Fees(2)	$45,620	$27,000
All Other Fees(3)	$4,950	—

Total Fees	$160,070	$105,000

(1)	Audit fees include professional services rendered for the audit of annual financial statements, reviews of quarterly financial statements, issuance of consents, and assistance with review of other documents filed with the SEC. In 2011, all fees were billed by Plante & Moran. In 2012, Plante & Moran billed the Company $12,000 and KPMG billed the Company $97,500.

(2)	Tax fees include services related to tax compliance, tax advice and tax planning including the preparation of tax returns and assistance with tax audits. In 2011, all fees were billed by Plante & Moran. In 2012, Plante & Moran billed the Company $14,120 and KPMG billed the Company $31,500.

(3)	Other fees include services related to assisting management with calculating the Company’s “earnings and profits” in order to determine the proper tax character of the special dividends paid. In 2012, Plante & Moran billed the Company $4,950 and KPMG billed the Company $0.

Preapproval by Audit Committee

The Audit Committee pre-approves the audit and non-audit services provided by the independent registered public accounting firm to ensure that the provision of the services does not impair the firm’s independence. All services disclosed above were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of three independent directors operating under a written charter adopted by the Board. Annually, the Audit Committee engages the Company’s independent registered public accounting firm. KPMG served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2012.

Management is responsible for preparation of the Company’s financial statements and for designing and maintaining the Company’s systems of internal controls and financial reporting processes. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing reports on the Company’s financial statements and the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to provide independent, objective oversight of these processes.

Pursuant to this responsibility, the Audit Committee met and held discussions with management and KPMG regarding the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2012. The Audit Committee reviewed the audit plan and scope with KPMG and discussed with them the matters required by Statement on Auditing Standards No. 61, as amended, and adopted by the PCAOB in Rule 3200T. The Audit Committee also met with KPMG without management present to discuss the results of their audit work, their evaluation of the Company’s system of internal controls and the quality of the Company’s financial reporting.

The Committee also discussed with KPMG its independence from management and the Company, and received its written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence.

Management has represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2012, were prepared in accordance with United States generally accepted accounting principles, and the Audit Committee reviewed and discussed the audited consolidated financial statements with management and KPMG. Based on the Audit Committee’s discussions with management and KPMG and review of KPMG’s report to the Audit Committee, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC.

Submitted by the Audit Committee of the Board of Directors:

David P. Lauer, Chairman

Bradley C. Shoup

Frances A. Skinner

PROPOSAL 3 — ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our executive officers identified in the Summary Compensation Table of this Proxy Statement (the “named executive officers”) as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail in the section entitled, “EXECUTIVE OFFICERS AND COMPENSATION INFORMATION”, we believe that executive compensation should be linked with the Company’s performance and significantly aligned with the interests of the Company’s shareholders. In addition, our executive compensation program is designed to allow us to retain, and recognize the contributions of, employees who play a significant role in our current and future success. We urge you to read the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure for a detailed description of the fiscal year 2012 compensation of our named executive officers.

The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our named executive officers. This vote is advisory and therefore not binding on the Company. However, the Board and the Compensation Committee will review the voting results and will take into account the outcome of the vote when determining future compensation for the Company’s named executive officers.

Accordingly, we ask our shareholders to vote on the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

ADDITIONAL INFORMATION

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Given the Company’s relatively small size, the relatively small number of record shareholders, and the Board’s consistent practice of being open to receiving direct communications from shareholders, the Board believes that it is not necessary to implement, and we do not have, a formal process for shareholders to send communications to the Board. Our practice is to forward any communication addressed to the full Board to the Chairman, to a group of directors to a member of the group, or to an individual director, to that person.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with SEC rules and our Code of Regulations. Should a shareholder wish to have a proposal appear in the Proxy Statement for next year’s annual meeting, under applicable SEC rules, the proposal must be received by the Company’s Secretary on or before November 13, 2013, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at next year’s annual meeting but does not intend to seek the inclusion of such proposal in our Proxy Statement, such proposal must be received by the Company prior to January 27, 2014, or management proxies will be entitled to use discretionary voting authority should such proposal be raised without any discussion of the matter in the Proxy Statement. The Company’s address is 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215.

SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports, proxy statements, proxy statements combined with a prospectus or any information statements provided to shareholders) to households. This method of delivery, often referred to as “householding”, would generally permit the Company to send a single annual report and a single proxy statement to any household at which two or more different shareholders reside if the Company believes such shareholders are members of the same family, unless the shareholder(s) have opted out of the householding process. Each shareholder would continue to receive a separate notice of any meeting of shareholders and proxy card. The householding procedure reduces the volume of duplicate information you receive and reduces expenses. The Company has instituted householding. If (i) you wish to receive separate annual reports or proxy statements, either this year or in the future, or (ii) members of your household receive multiple copies of the annual report and proxy statement and you wish to request householding, you may contact the Company’s transfer agent, Continental Stock Transfer & Trust Company at 17 Battery Place, New York, New York 10004, or write to Mr. James Laird at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215.

In addition, many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which our shares are beneficially owned, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or Annual Report on Form 10-K or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

OTHER BUSINESS

The Board knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote on such matters in accordance with their best judgment.

The prompt completion, execution, and delivery of your proxy card or your submission of voting instructions electronically over the Internet or by telephone will be appreciated. Whether or not you expect to attend the Annual Meeting, please complete and sign the Proxy and return it in the enclosed envelope, or vote your proxy electronically via the Internet or telephonically.

By Order of the Board of Directors

James F. Laird

Secretary

Diamond Hill Investment Group, Inc.

VOTE BY INTERNET OR TELEPHONE QUICK « « « EASY « « « IMMEDIATE

As a stockholder of Diamond Hill Investment Group, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on April 23, 2013.

Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼	Please mark your votes like this	☒
PROXY

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.

1. Proposal to elect the nominees named below as directors for a one year term.	For	Withhold	For all (except Nominee(s) written below:)	2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013.
				☐ FOR	☐ AGAINST	☐ ABSTAIN
Nominees: (01) R.H. Dillon, (02) Randolph J. Fortener, (03) James F. Laird, (04) Peter J. Moran, (05) Donald B. Shackelford, (06) Bradley C. Shoup, (07) Frances A. Skinner. NOMINEES’ NAME(S) HERE:	☐	☐	☐	3. Approval, on an advisory basis, the compensation of the Company’s executive officers.
				☐ FOR	☐ AGAINST	☐ ABSTAIN

If you wish to vote electronically, please read the instructions above.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	, 2013.

Please sign exactly as your name or names appear hereon. Joint owners should each sign. Executors, administrators, trustees, guardians and others should give their full title. Corporations and partnerships should sign in their full name by their president or another authorized person.

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

PROXY

Diamond Hill Investment Group, Inc.

325 John H. McConnell Blvd., Suite 200

Columbus, Ohio 43215

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders, April 24, 2013

The undersigned hereby appoints James F. Laird and Gary R. Young and each of them, as proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of Diamond Hill Investment Group, Inc. (the “Company”) to be held on April 24, 2013, or any adjournment thereof, and to vote all shares of common stock, without par value, of the Company (the “Shares”) which the undersigned is entitled to vote at such Annual Meeting or at any adjournment thereof as set forth on the reverse side.

The Board of Directors recommends a vote FOR each of the listed proposals. THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO SPECIFICATION IS MADE AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINEES LISTED UNDER PROPOSAL 1 AND IN FAVOR OF PROPOSALS 2 AND 3. If any other matters are properly brought before the Annual Meeting or any adjournment thereof, the Shares represented by this Proxy will be voted in the discretion of the proxies on such other matters as the directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders dated March 14, 2013, the Proxy Statement furnished therewith, and the Company’s Form 10-K for the year ended December 31, 2012. Any proxy heretofore given to vote the Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders is hereby revoked.

Please mark, sign, date and return the Proxy card promptly in the enclosed envelope, unless voting electronically.

See Reverse side	See Reverse side